Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

------------------------------------------------------------------- In re: STONE ENERGY CORPORATION, et al., Debtors.[1] -------------------------------------------------------------------	x : : : : : x	Chapter 11 Case No. 16-_____ (___) Joint Administration Requested

FIRST AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION

OF STONE ENERGY CORPORATION AND ITS DEBTOR AFFILIATES

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LATHAM & WATKINS LLP Michael Dillard 811 Main Street, Suite 3700 Houston, TX 77002 Telephone: (713) 546-7414 Facsimile (713) 546-5401

LATHAM & WATKINS LLP

David S. Heller

Josef S. Athanas

Caroline A. Reckler

Matthew L. Warren

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone: (312) 876-7700

Facsimile (312) 993-9767

Dated: December 14, 2016

1 The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: Stone Energy Corporation (5413); Stone Energy Holding, L.L.C. (3151); and Stone Energy Offshore, L.L.C. (8062). The above-captioned Debtors’ mailing address is 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	12
C.	Computation of Time	12
D.	Governing Law	12
E.	Reference to Monetary Figures	13
F.	Reference to the Debtors or the Reorganized Debtors	13

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS AND INTERCOMPANY CLAIMS		13
A.	Administrative Claims	13
B.	Priority Tax Claims	14
C.	Other Priority Claim	14
D.	Intercompany Claims	14
E.	Intercompany Interests	14
F.	Statutory Fees	14

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		15
A.	Introduction	15
B.	Summary of Classification	15
C.	Treatment of Claims and Interests	15
D.	Special Provision Governing Unimpaired Claims	18
E.	Discharge of Claims	18

ARTICLE IV. ACCEPTANCE REQUIREMENTS		18
A.	Acceptance or Rejection of this Plan	18
B.	Confirmation of This Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
C.	Controversy Concerning Impairment	19

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		19
A.	Transactions Effective as of the Effective Date	19
B.	New Debt Documents	19
C.	Appalachia Sale	19
D.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors	19
E.	Issuance of New Securities	19
F.	Stockholders Agreement	20
G.	Listing of New Securities and Transfer Restrictions	20
H.	Cancellation of Securities and Agreements	20
I.	Section 1145 Exemption	20
J.	Corporate Existence	21
K.	Amended Organizational Documents	21
L.	Vesting of Assets in the Reorganized Debtors	21
M.	Directors and Officers of the Debtors and the Reorganized Debtors	21
N.	Management Equity Incentive Program	21
O.	Effectuating Documents; Further Transactions	21
P.	Exemption from Certain Taxes and Fees	22
Q.	Employee and Retiree Benefits	22
R.	Preservation of Rights of Action	22

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		23
A.	Assumption of Executory Contracts and Unexpired Leases	23
B.	Assumption of Indemnification Provisions	23
C.	Assumption of Employment and Severance Agreements	23

(i)

D.	Assumption of the D&O Insurance Policies and Fiduciary Liability Insurance Policies	24
E.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	24
F.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	24
G.	Rejection Damages Claims	24
H.	Contracts and Leases Entered Into After the Petition Date	24
I.	Intercompany Contracts and Leases	25
J.	Modifications, Amendments, Supplements, Restatements or Other Agreements	25
K.	Reservation of Rights	25
L.	Nonoccurrence of Effective Date	25

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		25
A.	Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions	25
B.	Disbursing Agent	26
C.	Rights and Powers of Disbursing Agent	26
D.	Distributions on Account of Claims or Equity Interests Allowed After the Effective Date	26
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	27
F.	Compliance with Tax Requirements/Allocations	27
G.	Surrender of Canceled Instruments or Securities	28
H.	Claims Paid or Payable by Third Parties	28

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS		28
A.	Allowance of Claims and Equity Interests	28
B.	Prosecution of Objections to Claims and Equity Interests	29
C.	Procedures Regarding Disputed Claims or Disputed Equity Interests	29
D.	Distributions After Allowance	30

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		30
A.	Conditions Precedent to Confirmation	30
B.	Conditions Precedent to the Effective Date	30
C.	Waiver of Conditions	31
D.	Effect of Nonoccurrence of Conditions	32

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		32
A.	Compromise and Settlement of Claims, Interests and Controversies	32
B.	Releases by the Debtors	32
C.	Releases by Holders of Claims and Interests	33
D.	Exculpation	33
E.	Discharge of Claims and Termination of Interests	33
F.	Injunction	33
G.	Setoffs	34
H.	Release of Liens	34
I.	Recoupment	34

ARTICLE XI. BINDING NATURE OF PLAN		34

ARTICLE XII. RETENTION OF JURISDICTION		35

ARTICLE XIII. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		36
A.	Modifications and Amendments	36
B.	Effect of Confirmation on Modifications	37
C.	Revocation or Withdrawal of the Plan	37
D.	Substantial Consummation of the Plan	37

(ii)

ARTICLE XIV. MISCELLANEOUS PROVISIONS		37
A.	Successors and Assigns	37
B.	Reservation of Rights	37
C.	Further Assurances	37
D.	Payment of Fees and Expenses	38
E.	Service of Documents	38
F.	Dissolution of Committee	39
G.	Nonseverability of Plan Provisions	39
H.	Return of Security Deposits	39
I.	Term of Injunctions or Stays	39
J.	Entire Agreement	39
K.	Exhibits	40
L.	Votes Solicited in Good Faith	40
M.	Closing of Chapter 11 Cases	40
N.	Conflicts	40
O.	Filing of Additional Documents	40
P.	Tax Reporting and Compliance	40

(iii)

SCHEDULES

SCHEDULE 1	The Debtors

SCHEDULE 2	Restructuring Support Agreement

(i)

INTRODUCTION

Stone Energy Corporation and certain of its affiliates and subsidiaries in the above-captioned Chapter 11 Cases respectfully propose the following joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND

GOVERNING LAW

A. Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees and expenses (including, without limitation, success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code before the Effective Date by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount). To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

2. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of the Judicial Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases Allowed pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Plan Supporters’ Advisors Fees and the Prepetition Banks’ Advisors Fees.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with reference to any Claim or Interest: (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the Effective Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by the Plan.

5. “Amended Credit Agreement” means the Prepetition Credit Agreement as amended as of the Effective Date with the terms and conditions set forth in the Restructuring Term Sheet, and which shall be acceptable to the Consenting Banks in their sole discretion (and to the Required Consenting Noteholders in their reasonable discretion) and shall be in substantially the form Filed with the Plan Supplement, to be entered into among Stone, as borrower, the Consenting Banks, Bank of America, N.A., as Prepetition Administrative Agent and issuing bank, Wells Fargo Bank, National Association, Natixis, The Bank of Nova Scotia, Capital One, N.A., and

(1)

Toronto Dominion (New York) LLC, as co-syndication agents, Regions Bank and U.S. Bank, National Association, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and bookrunner, as such agreement may be amended from time to time, providing for a $200 million (or a lesser amount with such reduction being equal to the pro rata share of Holders of Prepetition Banks Claims that do not elect to receive the same treatment as the Consenting Banks) revolving credit facility, with (a) a maturity date that is four (4) years from the Effective Date, (b) a letter of credit sub-facility, (c) an interest rate equal to the interest rate under the Prepetition Credit Agreement plus 150 basis points, (d) a borrowing base of $200 million (or a lesser amount with such reduction being equal to the pro rata share of Holders of Prepetition Banks Claims that do not elect to receive the same treatment as the Consenting Banks) which shall be subject to an initial redetermination no earlier than November 1, 2017, and thereafter consistent with the time periods set forth in the Prepetition Credit Agreement, provided, however, that unless the “Amethyst” well has produced at an average of at least 12 MMcfe per day during a testing period consisting of the 45 consecutive days preceding the Effective Date, the maximum availability shall be $150 million (or a lesser amount with such reduction equal to the pro rata share of Holders of Prepetition Banks Claims that do not elect to receive the same treatment as the Consenting Banks) which availability and borrowing base shall be subject to an initial redetermination no earlier than November 1, 2017, and thereafter consistent with the time periods set forth in the Prepetition Credit Agreement, and (e) provides for a $75 million escrow on the Effective Date related to projected plugging and abandonment expenditures which shall be reduced dollar for dollar for any payments made by the Reorganized Debtors related to any plugging and abandonment related liabilities.

6. “Amended Organizational Documents” means the amended and restated certificate of incorporation and by-laws or other applicable organizational documents of the Reorganized Debtors in substantially the form Filed with the Plan Supplement, which documents shall be acceptable to the Required Consenting Noteholders in their sole discretion.

7. “Appalachia Sale” means the sale by the Debtors of substantially all of their assets located in the Marcellus and Utica shales in Appalachia pursuant to the Appalachia Sale Agreement.

8. “Appalachia Sale Agreement” means (a) the Purchase and Sale Agreement by and between Stone and TH Exploration III, LLC dated October 20, 2016, as amended, modified or supplemented from time to time in a manner acceptable to the Required Consenting Noteholders and the Required Consenting Banks, pursuant to which Stone seeks to consummate the Appalachia Sale, or (b) such other higher or otherwise better purchase and sale agreement executed by Stone following a marketing process and auction for substantially all of the Debtors’ assets located in the Marcellus and Utica shales in Appalachia to the extent required by order of the Bankruptcy Court, which other purchase and sale agreement shall be acceptable to the Required Consenting Noteholders and the Required Consenting Banks.

9. “Appalachia Purchaser” means the purchaser under the Appalachia Sale Agreement.

10. “Applicable Treasury Rate” means the yield to maturity of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the end of the applicable interest period under the New Senior Secured Term Loans (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) with a maturity most nearly equal to the period from the end of such applicable interest period to the maturity date of the New Senior Secured Term Loans; provided, that, if no published maturity exactly corresponds with such period, then the Applicable Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities.

11. “Avoidance Actions” means any and all claims and Causes of Action which any of the Debtors, the Debtors in Possession, the Estates, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12. “Balloting Agent” means Epiq Bankruptcy Solutions, LLC.

13. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Balloting Agent on or before the Voting Deadline.

(2)

14. “Bankruptcy Code” means Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

15. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of the Judicial Code, the United States District Court for the Southern District of Texas.

16. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated by the United States Supreme Court under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court, as each may be amended from time to time.

17. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

18. “Cash” means the legal tender of the United States of America or the equivalent thereof.

19. “Causes of Action” means all actions, causes of action (including Avoidance Actions), Claims, liabilities, obligations, rights, suits, debts, dues, sums of money, damages, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, controversies, covenants, promises, judgments, remedies, demands, setoffs, defenses, recoupments, cross claims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date and also includes, without limitation: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

20. “Certificate” means any instrument evidencing an extinguished Claim or Interest.

21. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

22. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

23. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code.

24. “Class 5 Notice of Non-Voting Status” means the notice of non-voting status to be sent to all Holders of Class 5 Equity Interests.

25. “Committee” means any official committee of unsecured creditors (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as such committee may be reconstituted from time to time.

26. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been: (a) satisfied; or (b) waived pursuant to Article IX.C hereof.

(3)

27. “Confirmation Date” means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

28. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation, as such hearing may be adjourned or continued from time to time in consultation with the Required Consenting Noteholders and the Required Consenting Banks.

29. “Confirmation Order” means the order or orders of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order or orders shall be satisfactory to the Required Consenting Noteholders, the Required Consenting Banks and the Debtors.

30. “Consenting Banks” means the Prepetition Banks that are signatories to the Restructuring Support Agreement.

31. “Consenting Noteholders” means the Noteholders that are signatories to the Restructuring Support Agreement.

32. “Consummation” means the occurrence of the Effective Date.

33. “Cure Claim” means a Claim based upon a monetary default, if any, by any Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

34. “D&O Insurance Policies” means the insurance policies (including runoff endorsements extending coverage for current or former directors, managers and officers of the Debtors for a six-year period after the Effective Date) for directors’, managers’ and officers’ liability maintained by the Debtors and listed on Schedule B to the Restructuring Term Sheet or purchased on or before the Effective Date with the consent of the Required Consenting Noteholders.

35. “Debtor” or “Debtor in Possession” means one of the Persons listed on Schedule 1 hereto, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases under sections 1107 and 1108 of the Bankruptcy Code.

36. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors in their sole discretion to make or facilitate distributions pursuant to the Plan.

37. “Disclosure Statement” means the Proposed Disclosure Statement for Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated November 17, 2016, as the same may be amended, supplemented or modified from time to time with the consent of the Required Consenting Noteholders and the Required Consenting Banks, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law.

38. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

39. “Distribution Date” means the date selected in consultation with the Required Consenting Noteholders and the Required Consenting Banks that is as soon as practicable after the Effective Date, but no later than ten (10) days after the Effective Date.

40. “Effective Date” means the date on which the Confirmation Order becomes a Final Order; provided, however, all of the conditions specified in Article IX.B hereof have been satisfied or waived pursuant to Article IX.C hereof.

(4)

41. “Employment Agreements” means such employment agreements as shall be set forth in the Plan Supplement and acceptable to the Required Consenting Noteholders in their sole discretion.

42. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

43. “Equity Interest” means: (i) any Old Common Stock, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately before the Effective Date; (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing in any of the Debtors and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and put rights; and (4) stock-appreciation rights; and (iii) any Claim against any Debtor subordinated pursuant to section 510(b) of the Bankruptcy Code, in each case as in existence immediately prior to the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

44. “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

45. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

46. “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of New Common Stock or the distribution of property under the Plan or any other agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, criminal conduct or fraud.

47. “Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) the Prepetition Administrative Agent and the Prepetition Banks, each in their capacity as such, (c) the Indenture Trustee, the Noteholders, and the members of the Noteholder Committee, each in their capacity as such, (d) the Committee, if any and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ current or former subsidiaries, affiliates, managed accounts or funds, officers, directors, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.

48. “Exculpation” means the exculpation provision set forth in Article X.D hereof.

49. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

50. “Federal Judgment Rate” means the federal judgment rate, which rate was in effect as of the Petition Date.

51. “Fee Claim” means a Claim for Accrued Professional Compensation.

52. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or other court of competent jurisdiction in the Chapter 11 Cases.

53. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice, or as to which an appeal or motion for reargument or rehearing is pending, but no stay of the order is in effect.

(5)

54. “General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Fee Claim, an Intercompany Claim or a Prepetition Notes Claim.

55. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

56. “Holder” means any Person or Entity holding a Claim or an Interest.

57. “Impaired” means any Claim or Interest in an Impaired Class.

58. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

59. “Indemnification Provision” means each of the indemnification provisions currently in place, whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment or service contracts, for the current directors, managers, managing members, officers, members (including any ex officio members) and employees of the Debtors, including, but not limited to, those set forth on Schedule B to the Restructuring Term Sheet, as may be amended pursuant to the Restructuring Support Agreement, and such amended documents shall be included in the Plan Supplement.

60. “Indemnified Parties” means, each of the Debtors’ respective officers, directors, managers, managing members and employees that served in any such capacity on or after the Petition Date, each in their respective capacities as such before or after the Petition Date.

61. “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, in its capacity as indenture trustee under the Prepetition Indentures or any such successor indenture trustee(s).

62. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

63. “Intercompany Interest” means an Equity Security in a Debtor held by another Debtor.

64. “Intercreditor Agreement” means that certain intercreditor agreement among the administrative agent under the Amended Credit Agreement, the Holders of New Senior Secured Term Loans (if any), the New Indenture Trustee, each of the Reorganized Debtors (in their respective capacities as borrower, issuer, and/or guarantor under the Amended Credit Agreement, the New Senior Secured Term Loans (if applicable), the New Secured Notes and each other agreement, instrument or document executed in connection therewith), and each other Person or Entity required to be a party thereto from time to time pursuant to the terms thereof, substantially in the form Filed with the Plan Supplement with the terms and conditions set forth in the Restructuring Support Agreement and which shall be in form and substance satisfactory to the Consenting Banks and the Required Consenting Noteholders in their respective sole discretion.

65. “Interests” means, collectively, Equity Interests and Intercompany Interests.

66. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

67. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

68. “Management Equity Incentive Program” means the management equity incentive program to be established promptly after the Effective Date by Reorganized Stone which shall provide for the grant of up to 10% of the New Common Stock (or warrants or options to purchase New Common Stock or other equity-linked interests) on a fully diluted basis to certain members of management, the specific form, allocation and terms of which shall be determined by the Reorganized Stone Board (or a committee thereof).

(6)

69. “New Affiliate Boards” means the boards of directors or managers of the Reorganized Debtors other than Reorganized Stone as initially comprised as set forth in this Plan and as comprised thereafter in accordance with the Amended Organizational Documents.

70. “New Boards” means the Reorganized Stone Board and the New Affiliate Boards.

71. “New Common Stock” means the shares of common stock of Reorganized Stone authorized to be issued pursuant to this Plan and the Amended Organizational Documents, which common stock shall be subject to dilution for the Management Equity Incentive Program, the New Warrants and any New Common Stock issued by Reorganized Stone subsequent to the Effective Date.

72. “New Indenture” means the New Indenture governing the New Secured Notes to be entered into between Reorganized Stone and the New Indenture Trustee on the Effective Date, substantially in the form Filed with the Plan Supplement, which New Indenture shall be acceptable to the Required Consenting Noteholders in their sole discretion and to the Required Consenting Banks in their reasonable discretion.

73. “New Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, in its capacity as indenture trustee under the New Indenture.

74. “New Secured Notes” means the $225 million of 7.5% secured notes due 2022 to be issued under the New Indenture and secured by a second-priority security interest in the Prepetition Collateral, subject only to the first-priority security interest securing any New Senior Secured Term Loans issued pursuant to this Plan and the obligations under the Amended Credit Agreement and any refinancing or replacement thereof (and other customary permitted liens), and to be structured such that the “applicable high yield discount obligation” rules under the Internal Revenue Code shall not apply.

75. “New Securities” means, collectively, (a) the New Common Stock and (b) the New Warrants.

76. “New Senior Secured Term Loans” means senior secured term loans with first-priority liens on the Prepetition Collateral (pari passu with liens securing obligations under the Amended Credit Agreement), which term loans (a) mature five years after the Effective Date, (b) bear interest at the Applicable Treasury Rate plus 2.0% per annum, (c) have no principal payments due until the maturity date, (d) may be repaid at any time at par at the election of the Reorganized Debtors, (e) are guaranteed by Stone Offshore, (f) are not subject to any borrowing base and (g) shall be subject to a quarterly first-lien asset coverage ratio requirement of 1.30:1.00 (with assets calculated based on PV-10 of total proven reserves at strip pricing plus all cash on the balance sheet of the Reorganized Debtors).

77. “New Warrant Agent” means the warrant agent to be identified in the New Warrant Agreement.

78. “New Warrant Agreement” means the New Warrant Agreement governing the New Warrants to be entered into between Reorganized Stone and the New Warrant Agent on the Effective Date, substantially in the form Filed with the Plan Supplement, which New Warrant Agreement shall provide that the New Warrants have an exercise price equal to a total equity value of the Reorganized Debtors that implies a 100% recovery of outstanding principal to Noteholders plus accrued interest through the Effective Date less the face amount of the New Secured Notes and the Prepetition Notes Cash, may be exercised any time prior to the fourth anniversary of the Effective Date, shall contain customary arithmetic anti-dilution protections (against stock splits, stock dividends and similar events) and shall have such other terms that are acceptable to the Required Consenting Noteholders in their sole discretion.

79. “New Warrants” means warrants exercisable into 10% of the New Common Stock, which shall have the terms and conditions set forth in the New Warrant Agreement, subject to dilution solely for the Management Equity Incentive Program and any other issuances of New Common Stock after the Effective Date.

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80. “Noteholders” means the Holders of the Prepetition Notes.

81. “Noteholder Committee” means the ad hoc committee of Noteholders.

82. “Old Common Stock” means the shares of common stock issued by Stone and outstanding as of the Voting Record Date.

83. “Ordinary Course Professionals Order” means any order of the Bankruptcy Court permitting the Debtors to retain certain professionals in the ordinary course of their businesses.

84. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim.

85. “Other Secured Claim” means any Secured Claim that is not a Prepetition Banks Claim.

86. “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

87. “Petition Date” means the date on which the Debtors File their petitions for relief commencing the Chapter 11 Cases.

88. “Plan” means this First Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated December 14, 2016, as the same may be amended, supplemented or modified from time to time with the consent of the Required Consenting Noteholders and the Required Consenting Banks, including, without limitation, any exhibits hereto, which are incorporated herein by reference.

89. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed on notice to parties-in-interest, including, but not limited to, the following:    (i) the amended and restated certificate of incorporation and amended and restated by-laws of Reorganized Stone, (ii) the Amended Credit Agreement; (iii) the New Indenture, (iv) the New Warrant Agreement, (v) the identity of the members of the Reorganized Stone Board, (vi) the Schedule of Rejected Executory Contracts and Unexpired Leases, (vii) the Registration Rights Agreement, (viii) the Stockholders Agreement (if any) or a notice that the Required Consenting Noteholders determined that a Stockholders Agreement would not be required, (ix) amendments or modifications (if any) to Schedule B to the Restructuring Term Sheet; and (x) a schedule of the Employment Agreements and Severance Agreements. The Debtors shall File forms of the materials comprising the Plan Supplement no later than the Plan Supplement Filing Date.

90. “Plan Supplement Filing Date” means the date that is five (5) days prior to the deadline to object to the confirmation of the Plan.

91. “Plan Supporters’ Advisors Fees” means the advisor fees and expenses payable to the advisors for the Noteholder Committee pursuant to the Restructuring Support Agreement.

92. “Prepetition Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement and related financing documents or any such successor administrative agent.

93. “Prepetition Banks” means those “Banks” under (and as defined in) the Prepetition Credit Agreement as of the Petition Date.

94. “Prepetition Banks’ Advisors Fees” means all fees, costs and expenses of professionals and advisors of the Prepetition Administrative Agent and each of the Prepetition Banks payable by the Debtors as provided for under the Prepetition Credit Agreement.

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95. “Prepetition Banks Cash” means Cash in an amount equal to the aggregate amount of unrestricted cash of the Debtors as of the Effective Date in excess of $25,000,000 net of any accrued and unpaid Administrative Claims (including Fee Claims) and other payments, escrows or distributions pursuant to the Plan, Appalachia Sale Agreement or otherwise.

96. “Prepetition Banks Claim” means a Claim arising under the Prepetition Credit Agreement.

97. “Prepetition Collateral” means the “Collateral” as such term is defined in the Prepetition Credit Agreement.

98. “Prepetition Convertible Indenture” means the Indenture dated as of March 6, 2012 among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and the Indenture Trustee, as trustee, as such agreement may have been amended, restated, modified, supplemented or replaced from time to time.

99. “Prepetition Convertible Notes” means the unsecured notes issued under the Prepetition Convertible Indenture.

100. “Prepetition Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 among Stone, as borrower, the Prepetition Banks, Bank of America, N.A., as Prepetition Administrative Agent and issuing bank, Wells Fargo Bank, National Association, Natixis, The Bank of Nova Scotia, Capital One, N.A., and Toronto Dominion (New York) LLC, as co-syndication agents, Regions Bank and U.S. Bank, National Association, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and bookrunner, as such agreement may have been amended from time to time, providing for a maximum revolving credit facility of $900 million.

101. “Prepetition Indentures” means the Prepetition Convertible Indenture and the Prepetition Senior Indenture.

102. “Prepetition Notes” means the Prepetition Convertible Notes and the Prepetition Senior Notes.

103. “Prepetition Notes Cash” means Cash in an amount equal to $100 million.

104. “Prepetition Notes Claim” means a Claim arising under the Prepetition Notes.

105. “Prepetition Senior Indenture” means the Indenture dated as of November 8, 2012 among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and the Indenture Trustee, as trustee, as such agreement may have been amended, restated, modified, supplemented or replaced from time to time.

106. “Prepetition Senior Notes” means the unsecured notes issued under the Prepetition Senior Indenture.

107. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

108. “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interest under the Plan.

109. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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110. “Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Reorganized Stone and each investment manager with accounts that in the aggregate receive five percent (5%) or more of the New Common Stock on the Effective Date, substantially in the form Filed with the Plan Supplement, which Registration Rights Agreement shall be acceptable to the Required Consenting Noteholders in their sole discretion.

111. “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before, on or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder.

112. “Release Opt-Out” means the items set forth in the Ballots and the Class 5 Notice of Non-Voting Status pursuant to which Holders of Claims and Interests may opt out of the release set forth in Article X.C hereof.

113. “Release Opt-Out Deadline” means 5:00 p.m. (prevailing Central Time) two (2) Business Days prior to the Confirmation Hearing.

114. “Released Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) the Prepetition Administrative Agent, the Prepetition Banks, the other “Secured Parties” (as defined in the Prepetition Credit Agreement), the co-syndication agents under the Prepetition Credit Agreement, the co-documentation agents under the Prepetition Credit Agreement, and the sole lead arranger and bookrunner under the Prepetition Credit Agreement, each in their respective capacities as such under the “Credit Documents” (as defined in the Prepetition Credit Agreement), (c) the Indenture Trustee, the Noteholders, and the members of the Noteholder Committee, each in their capacity as such, (d) the Committee, if any and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ current or former subsidiaries, affiliates, managed accounts or funds, officers, directors, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.

115. “Releasing Parties” means all Entities who have held, hold or may hold Claims or Interests that have been released pursuant to Article X.B or Article X.C, discharged pursuant to Article X.E or are subject to Exculpation.

116. “Reorganized Debtors” means from and after the Effective Date, any and all Debtors reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise.

117. “Reorganized Stone” means Stone Energy Corporation, as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, on and after the Effective Date.

118. “Reorganized Stone Board” means the board of directors of Reorganized Stone, the initial members of which shall be as set forth in the Plan Supplement and as comprised thereafter in accordance with the Amended Organizational Documents.

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119. “Required Consenting Banks” means the Consenting Banks holding at least a majority of the principal amount outstanding of all Prepetition Banks Claims held by the Consenting Banks.

120. “Required Consenting Noteholders” means the Consenting Noteholders holding at least a majority of the principal amount outstanding of all Prepetition Notes Claims held by the Consenting Noteholders, provided that such Consenting Noteholders holding the majority in principal amount shall include at least three (3) separate Consenting Noteholders (for purposes of this definition, each institution holding Prepetition Notes Claims shall be taken together with each of its controlled affiliates’ and subsidiaries’ Prepetition Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

121. “Restructuring Support Agreement” means that certain Amended and Restated Restructuring Support Agreement dated as of December 14, 2016 by and between the Debtors, the Consenting Banks and the Consenting Noteholders, as amended from time to time in accordance with its terms, a copy of which is attached hereto as Schedule 2.

122. “Restructuring Term Sheet” means that certain Restructuring Term Sheet dated as of December 14, 2016 and attached as Exhibit A to the Restructuring Support Agreement, as amended from time to time in accordance with the Restructuring Support Agreement.

123. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected, if any, which schedule shall be prepared by the Debtors and be acceptable to the Required Consenting Noteholders and filed in the Plan Supplement.

124. “Secured” means: when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan as a Secured Claim.

125. “Secured Claim” means a Claim that is Secured.

126. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

127. “Severance Agreements” means such Severance Agreements as shall be set forth in the Plan Supplement and acceptable to the Required Consenting Noteholders in their sole discretion.

128. “Stockholders Agreement” means the stockholders agreement (if any) of Reorganized Stone, if determined by the Required Consenting Noteholders to be necessary or appropriate, to be effective on the Effective Date and binding on all Holders of Prepetition Notes Claims that receive distributions of New Common Stock, substantially in the form Filed with the Plan Supplement, which Stockholders Agreement shall be acceptable to the Required Consenting Noteholders in their sole discretion.

129. “Stone” means Stone Energy Corporation, a Delaware corporation.

130. “Stone Equity Interests” mean the Equity Interests issued by Stone.

131. “Stone Offshore” means Stone Energy Offshore, L.L.C., a Delaware limited liability company.

132. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

133. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

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134. “Unimpaired Class” means an Unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

135. “Unsecured Claim” means a Claim that is not Secured by a Lien on property in which one of the Debtors’ Estates has an interest.

136. “U.S. Trustee” means the United States Trustee for the Southern District of Texas.

137. “Voting Classes” means Holders of Class 2 Claims and Class 3 Claims.

138. “Voting Deadline” means 5:00 p.m. (prevailing Central Time) on December 16, 2016.

139. “Voting Record Date” means November 9, 2016.

B. Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) unless otherwise specified, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference in this Plan to an existing document, schedule or exhibit, whether or not Filed, shall mean such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references in this Plan to Articles are references to Articles of this Plan or to this Plan; (f) the words “herein,” “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) unless otherwise set forth in this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form in this Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (k) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (l) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and (m) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.

C. Computation of Time

In computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply. If a payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act shall instead occur on the next succeeding Business Day, but shall be deemed to have occurred as of the required date.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of this Plan, any agreements, documents, instruments or contracts executed or entered into in connection with this Plan (except as

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otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E. Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY

CLAIMS AND INTERCOMPANY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Other Priority Claims and Intercompany Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A. Administrative Claims

1. General Administrative Claims

Except with respect to Administrative Claims that are Fee Claims, Plan Supporters’ Advisors Fees or Prepetition Banks’ Advisors Fees and except to the extent that a Holder of an Allowed Administrative Claim, the Required Consenting Noteholders, and the applicable Debtors agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (i) the Effective Date; (ii) the date such Administrative Claim is Allowed; and (iii) the date such Allowed Administrative Claim becomes due and payable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

2. Fee Claims

On or immediately prior to the Effective Date, the Debtors shall pay all amounts owing to the Professionals for all unpaid Fee Claims relating to prior periods and for the period ending on the Effective Date. The Professionals shall estimate Fee Claims due for periods that have not been billed as of the Effective Date. On or prior to forty-five (45) days after the Effective Date, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order; and provided, further, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than twenty (20) days after such Fee Claim is Filed with the Bankruptcy Court. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Reorganized Debtors and the Reorganized Debtors shall pay any unpaid amounts to each Professional.

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B. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as may be mutually agreed to by and among such Holder, the Required Consenting Noteholders, and the Debtors, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the consent of the Required Consenting Noteholders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, the Required Consenting Banks and the Debtors or otherwise determined by an order of the Bankruptcy Court. To the extent any Priority Tax Claim is not due and owing on the Effective Date, after such Claim becomes Allowed, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C. Other Priority Claim

Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (2) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, the Required Consenting Banks and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

D. Intercompany Claims

On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be adjusted, released, waived and discharged, contributed to the capital of the obligor, dividended or continued unimpaired to the extent determined appropriate by the Reorganized Debtors.

E. Intercompany Interests

Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Intercompany Interests are entitled shall remain unaltered, except as otherwise provided herein.

F. Statutory Fees

On the Distribution Date, Reorganized Stone shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Stone shall pay all applicable U.S. Trustee fees until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

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ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Introduction

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

This Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, the classifications set forth in Article III.B herein apply separately with respect to each Plan proposed by each Debtor. If there are no Claims or Interests in a particular Class for a particular Debtor, then such Class of Claims or Interests shall not exist for all purposes of the Plan for that Debtor.

B. Summary of Classification

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

SUMMARY OF STATUS AND VOTING RIGHTS
Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Prepetition Banks Claims	Impaired	Entitled to Vote

3	Prepetition Notes Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5	Stone Equity Interests	Impaired	Not Entitled to Vote (Presumed to Reject)

C. Treatment of Claims and Interests

1. Class 1 – Other Secured Claims

(a)	Classification: Each Class 1 Claim is an Other Secured Claim against the applicable Debtor. With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B and so on), so that each Holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

(b)

Treatment: The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by this Plan. Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy

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Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Required Consenting Noteholders), one of the following alternative treatments:

(i)	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii)	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

(iii)	such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, the Required Consenting Banks and the Holder; or

(iv)	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired. Holders of Class 1 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan.

2. Class 2 – Prepetition Banks Claims

(a)	Classification: Class 2 consists of all Prepetition Banks Claims.

(b)	Allowance: The Prepetition Banks Claims shall be deemed Allowed in the aggregate principal amount of $341,500,000 plus reasonable and documented fees and expenses of the Prepetition Administrative Agent and the Prepetition Banks, accrued prepetition interest and postpetition interest (at the non-default rate) and all other amounts due and owing under the Prepetition Credit Agreement and the other “Credit Documents” defined thereunder through the Effective Date.

(c)	Treatment: The Consenting Banks shall receive on account of the Prepetition Banks Claims held by such Holders, including obligations relating to issued but undrawn letters of credit under the Prepetition Credit Agreement, (i) their respective Pro Rata share of commitments, and obligations owing to such Holders with respect to outstanding loans, under the Amended Credit Agreement and (ii) their respective Pro Rata share of Prepetition Banks Cash as a partial repayment of such outstanding loans subject to re-borrowing to the extent permitted and pursuant to the terms of the Amended Credit Agreement. Holders of Prepetition Banks Claims (other than the Consenting Banks) shall have the option to receive either (x) the same treatment as the Consenting Banks or (y) their respective Pro Rata share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans, provided that the obligations owing to such Holders of Prepetition Banks Claims with respect to issued but undrawn letters of credit under the Prepetition Credit Agreement shall remain outstanding and be cash collateralized in an amount equal to 103% of the face amount thereof.

(d)	Voting: Class 2 is Impaired. Holders of Prepetition Banks Claims are entitled to vote to accept or reject this Plan.

3. Class 3 – Prepetition Notes Claims

(a)	Classification: Class 3 consists of all Prepetition Notes Claims.

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(b)	Allowance: The Prepetition Notes Claims shall be deemed Allowed in the aggregate principal amount of $1,075,000,000 plus reasonable and documented fees and expenses of the Indenture Trustee, accrued prepetition interest (at the non-default rate), and all other amounts due and owing under the Prepetition Indentures through the Effective Date.

(c)	Treatment: Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) the New Secured Notes and (iii) the number of shares of New Common Stock constituting ninety-six percent (96%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants.

(d)	Voting: Class 3 is Impaired. Holders of Class 3 Prepetition Notes Claims are entitled to vote to accept or reject this Plan.

4. Class 4 – General Unsecured Claims

(a)	Classification: Class 4 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim, whichever is later, each Holder of a General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(c)	Voting: Class 4 is Unimpaired. Holders of Class 4 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5. Class 5 – Stone Equity Interests

(a)	Classification: Class 5 consists of all of the Stone Equity Interests.

(b)	Treatment: On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting four percent (4%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests. Each Holder of Stone Equity Interests that submits a valid Release Opt-Out by the Release Opt-Out Deadline shall receive no distribution on account of such Stone Equity Interests held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

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(c)	Voting: Class 5 is Impaired. Holders of Class 5 Equity Interests are presumed to have rejected this Plan, and therefore Holders of such Stone Equity Interests are not entitled to vote to accept or reject the Plan.

D. Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses in respect of any Claim or Interest that is Unimpaired under this Plan, including, without limitation, all rights in respect of (1) legal and equitable defenses to, (2) setoff or recoupment against or (3) counter-claims with respect to any such Unimpaired Claims and Interests.

E. Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Interests that are not expressly provided for and preserved herein (or in any contract, instrument, release or other agreement or document created pursuant to the Plan) shall be extinguished upon Confirmation, and the Debtors and all property dealt with herein shall be free and clear of all such Claims and Interests, including, without limitation, liens, security interests and any and all other encumbrances.

ARTICLE IV.

ACCEPTANCE REQUIREMENTS

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the applicable Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class actually voting have voted to accept the applicable Plan.

A. Acceptance or Rejection of this Plan

1. Voting Classes

Classes 2 and 3 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2. Presumed Acceptance of this Plan

Classes 1 and 4 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3. Presumed Rejection of this Plan

Class 5 is presumed to have rejected the Plan.

B. Confirmation of This Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class. The Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126(c) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan in accordance with Article XIII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

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C. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their board of directors, or their stockholders, or any other person or entity.

B. New Debt Documents

On the Effective Date, the Reorganized Debtors are authorized to execute and deliver the Amended Credit Agreement, the New Senior Secured Term Loans, if applicable, the New Secured Notes, the Intercreditor Agreement and all related documents and instruments without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization or approval of any Entity.

C. Appalachia Sale

On or prior to the Effective Date, the Debtors will have consummated the Appalachia Sale pursuant to the terms and conditions of the Appalachia Sale Agreement, including, without limitation, selling substantially all of their assets located in the Marcellus and Utica shales in Appalachia to the Appalachia Purchaser free and clear of certain liens and encumbrances to the extent set forth in the Appalachia Sale Agreement, and assuming and assigning to the Appalachia Purchaser certain contracts and unexpired leases.

D. Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the proceeds of the Appalachia Sale or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

E. Issuance of New Securities

The issuance of the New Securities is authorized without the need for any further corporate action and without any further action by Holders of Claims or Interests. On the Effective Date (1) the New Common Stock shall be issued to the Holders of Prepetition Notes Claims and Stone Equity Interests in accordance with the terms of this Plan and (2) the New Warrants shall be issued to the Holders of Stone Equity Interests in accordance with the terms of this Plan.

All of the New Securities issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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F. Stockholders Agreement

The New Common Stock issued on account of the Prepetition Notes Claims may, if determined by the Required Consenting Noteholders to be necessary or appropriate, be subject to the Stockholders Agreement and some or all Holders of Prepetition Notes Claims may be required to enter into such Stockholders Agreement prior to distribution of New Common Stock to such Holder of Prepetition Notes Claims. In the event so determined by the Required Consenting Noteholders, upon the Effective Date, the Stockholders Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms and shall contain provisions governing the rights and obligations of Holders of New Common Stock who receive New Common Stock on account of Prepetition Notes Claims. In lieu of the form of Stockholders Agreement, a notice shall be included in the Plan Supplement in the event the Required Consenting Noteholders determine that the Stockholders Agreement is not necessary or appropriate. After such date all forfeited New Common Stock shall revert to Reorganized Stone and the applicable underlying Prepetition Notes Claims shall be discharged and forever barred.

G. Listing of New Securities and Transfer Restrictions

Reorganized Stone shall use commercially reasonable efforts to list the New Common Stock on a national exchange reasonably acceptable to the Debtors and the Required Consenting Noteholders, with such listing to be effective on the Effective Date. The New Common Stock distributed to the Holders of Prepetition Notes Claims may be subject to certain transfer and other restrictions pursuant to the Stockholders Agreement (if any), if the Required Consenting Noteholders determine a Stockholders Agreement is necessary or appropriate.

H. Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Prepetition Notes and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein; provided, further, however, such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights.

I. Section 1145 Exemption

The offering, issuance and distribution of any New Secured Notes and New Securities contemplated by the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code. In addition, any New Secured Notes and New Securities issued pursuant to section 1145 of the Bankruptcy Code as contemplated by the Plan will be freely transferable by the recipients thereof, subject to any limitations that may be applicable to Persons receiving such securities that are “affiliates” of Reorganized Stone as determined in accordance with applicable U.S. securities law and regulations.

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J. Corporate Existence

Except as otherwise provided herein, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).

K. Amended Organizational Documents

On the Effective Date, each Reorganized Debtor shall adopt the Amended Organizational Documents as permitted by the laws of their respective states of incorporation or organization and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate or other applicable laws of their respective states of incorporation or organization. On the Effective Date, the Amended Organizational Documents shall be effective.

L. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released by the Debtors pursuant to this Plan or otherwise) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the obligations under the Amended Credit Agreement, the New Senior Secured Term Loans, if any, and the New Secured Notes). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

M. Directors and Officers of the Debtors and the Reorganized Debtors

Upon the Effective Date, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the New Boards shall take office and replace the then-existing boards of directors, boards of managers or similar governing bodies of the Reorganized Debtors. All members of such existing boards shall cease to hold office or have any authority from and after the Effective Date to the extent not expressly included in the roster of the New Boards. The Reorganized Stone Board shall, on the Effective Date, be comprised of seven (7) directors, consisting of the chief executive officer of Stone and six (6) directors appointed by the Required Consenting Noteholders. The New Affiliate Boards shall be comprised of directors designated by the Reorganized Stone Board.

N. Management Equity Incentive Program

The Management Equity Incentive Program will be established after the Effective Date by the Reorganized Stone Board.

O. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Boards are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except for those expressly required pursuant to the Plan or the Amended Organizational Documents.

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P. Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of or in connection with the Plan (including, without limitation, the Appalachia Sale) or pursuant to: (1) the issuance, distribution, transfer or exchange of any debt, Equity Security or other Interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment or recording of any lease or sublease; or (4) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Q. Employee and Retiree Benefits

On and after the Effective Date, and subject to any additions, deletions, and/or modifications as may be required by the Required Consenting Noteholders pursuant to the Restructuring Term Sheet, the Reorganized Debtors shall: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time and deferred compensation arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Without limiting the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R. Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article X hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or the Reorganized Debtors have released any Entity on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of Confirmation or Consummation of the Plan.

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S. Indenture Trustee Fees

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall pay all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of counsel) incurred by the Indenture Trustee through and including the Effective Date to the extent required by the Prepetition Indentures. The Indenture Trustee shall not be required to file any application under sections 330 or 331 of the Bankruptcy Code or otherwise with regard to the allowance of its fees and expenses.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, including, without limitation, the Appalachia Sale Agreement, unless such contract or lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Confirmation Date; or (4) is set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting assignment, the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before or on the date that the Debtors assume such Executory Contract or Unexpired Lease. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, before the Effective Date, the Debtors, with the consent of the Required Consenting Noteholders, and after the Effective Date, the Reorganized Debtors, shall have the right to amend the Schedule of Rejected Executory Contracts and Unexpired Leases. In addition, notwithstanding the foregoing, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B. Assumption of Indemnification Provisions

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or arising out of any actions, omissions or transactions occurring before the Effective Date, as such Indemnification Provisions may be amended pursuant to the Restructuring Support Agreement. Substantially final forms of the Indemnification Provisions shall be included in the Plan Supplement.

C. Assumption of Employment and Severance Agreements

On the Effective Date, and subject to any additions, deletions, and/or modifications as may be required by the Required Consenting Noteholders pursuant to the Restructuring Term Sheet, the applicable Debtor party to those Employment Agreements and Severance Agreements identified in the Plan Supplement shall assume such Employment Agreements and Severance Agreements pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the applicable Debtors’ assumption of those Employment Agreements and Severance Agreements identified in the Plan Supplement.

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D. Assumption of the D&O Insurance Policies and Fiduciary Liability Insurance Policies

Unless obtained prior to the Petition Date, the Debtors shall, prior to the Effective Date and in consultation with the Required Consenting Noteholders, obtain and fully pay the premium for a non-cancelable extension of the directors’ and officers’ liability coverage of the Debtors’ existing directors’ and officers’ insurance policies and the Debtors’ existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Date with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Debtors’ existing policies. The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Insurance Policies and fiduciary liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Insurance Policies and fiduciary liability insurance policies.

E. Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree (with the consent of the Required Consenting Noteholders and, for any payment in excess of $15 million, the Required Consenting Banks). In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors (with the consent of the Required Consenting Noteholders and, for any asserted Cure Claim in excess of $15 million, the Required Consenting Banks), or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

F. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

G. Rejection Damages Claims

All Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days of the occurrence of the Effective Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or the property of the Debtors or the Reorganized Debtors.

H. Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business.

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I. Intercompany Contracts and Leases

Any intercompany Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

J. Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, whether executed before or during the Chapter 11 Cases, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, extension rights, purchase rights and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or the Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

K. Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

L. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions

1. Timing and Calculation of Amounts To Be Distributed

Unless otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest against the Debtors shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in this Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

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2. Entitlement to Distributions

On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records. Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Effective Date; provided, however, that distributions to holders of publicly held securities will be made on or as soon as practicable after the Effective Date in accordance with the surrender provisions of the Plan

B. Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. The Prepetition Administrative Agent shall be deemed to be the Holder of all Prepetition Banks Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Banks Claims shall be made to the Prepetition Administrative Agent. The Prepetition Administrative Agent shall hold such distributions for the benefit of the Holders of Allowed Prepetition Banks Claims and shall deliver such distributions to such Holders. The Indenture Trustee shall be deemed to be the Holder of all Prepetition Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Notes Claims shall be made to the Indenture Trustee. The Indenture Trustee shall hold such distributions for the benefit of the Holders of Allowed Prepetition Notes Claims and shall deliver such distributions to such Holders.

C. Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D. Distributions on Account of Claims or Equity Interests Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims or Equity Interests

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

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2. Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests

Notwithstanding any provision otherwise in this Plan and except as otherwise agreed to by the Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or a Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order and such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim or an Allowed Equity Interest and a Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or the Disputed Equity Interest have been resolved by settlement or Final Order and the Disputed Claims or the Disputed Equity Interests have been Allowed.

E. Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution.

2. Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of New Common Stock and such fractions shall be deemed to be zero.

3. Undeliverable Distributions and Unclaimed Property

(a)	Failure To Claim Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim or Equity Interest of any Holder to such property or interest in property shall be discharged and forever barred.

(b)	Failure To Present Checks

Checks issued by the Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred and eighty (180) days after the issuance of such check shall have its Claim for such un-negotiated check discharged and shall be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

F. Compliance with Tax Requirements/Allocations

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary

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or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and encumbrances.

G. Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim or Allowed Equity Interest, each Holder of a Claim or an Equity Interest shall be deemed to have surrendered the Certificates or other documentation underlying each such Claim or Equity Interest, and all such surrendered Certificates and other documentations shall be deemed to be canceled pursuant to Article V.G hereto, except to the extent otherwise provided herein.

H. Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the Distribution Date.

2. Claims Payable by Third Parties

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND

DISPUTED EQUITY INTERESTS

A. Allowance of Claims and Equity Interests

Except as expressly provided herein or any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code, under the Plan or the

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Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the Petition Date.

B. Prosecution of Objections to Claims and Equity Interests

The Debtors (in consultation with the Noteholder Committee) or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Equity Interests as permitted under this Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court. The Debtors (in consultation with the Noteholder Committee) also reserve the right to resolve any Disputed Claim or Disputed Equity Interest outside the Bankruptcy Court under applicable governing law.

C. Procedures Regarding Disputed Claims or Disputed Equity Interests

1. No Filing of Proofs of Claim or Equity Interests

Except as otherwise provided in this Plan, including, without limitation Article VI.G, Holders of Claims or Equity Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim or an Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any such Holder of a Claim or an Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Required Consenting Noteholders. Nevertheless, the Debtors may, in their discretion and in consultation with the Required Consenting Noteholders, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Required Consenting Noteholders, compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests.

2. Claims Estimation

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

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D. Distributions After Allowance

To the extent that a Disputed Claim or a Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim or Equity Interest.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A. Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order.

1. The Appalachia Sale shall have been approved by the Bankruptcy Court prior to or contemporaneously with Confirmation.

2. A Confirmation Order shall have been entered by the Bankruptcy Court, in form and substance acceptable in all respects to the Required Consenting Noteholders, the Required Consenting Banks and the Debtors.

3. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the other contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in this Plan.

4. Unless otherwise agreed to in writing by the Required Consenting Noteholders, the Required Consenting Banks, and/or the Consenting Banks, as applicable, to the extent of their respective consent rights as provided in this Plan, the Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify this Plan, the Disclosure Statement or any documents, motions or orders related to the foregoing.

B. Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions are satisfied (or waived pursuant to the provisions of Article IX.C hereof), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.

1. The Plan and all documents contemplated thereby, including any amendments, modifications or supplements thereto, shall be acceptable to the Debtors, the Required Consenting Noteholders, the Required Consenting Banks and/or the Consenting Banks, as applicable, to the extent of their respective consent rights as provided in the Plan, and pursuant to the terms of, and in accordance with, the Restructuring Support Agreement.

2. Prior to or as of the Effective Date, payment in full in Cash of any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

3. Prior to or as of the Effective Date, payment in full in Cash of any and all accrued but unpaid reasonable Prepetition Banks’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

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4. The Effective Date shall have occurred on or prior to the earlier of: (i) fifteen (15) calendar days after the entry of the Confirmation Order; and (ii) March 13, 2017.

5. The Confirmation Order shall be a Final Order in form and substance acceptable to the Required Consenting Noteholders, the Required Consenting Banks and the Debtors. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in this Plan.

6. The Restructuring Support Agreement shall have been assumed by the Debtors and shall not have terminated.

7. The Amended Credit Agreement and the Intercreditor Agreement shall have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

8. All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

9. The cure amounts or other payment obligations of any of the Debtors (including as reorganized under and pursuant to this Plan) arising or otherwise resulting from the assumption of executory contracts or unexpired leases, on a per-contract basis and on an aggregate basis, calculated by the Required Consenting Noteholders and the Required Consenting Banks, in their respective reasonable discretion, does not exceed or is not reasonably expected to exceed an amount acceptable to the Required Consenting Noteholders and the Required Consenting Banks, in their respective sole discretion; provided, however, that the conditions set forth in this Section B.9 of Article IX shall not constitute a condition precedent to the Effective Date with respect to the discretion of the Required Consenting Banks unless such cure amounts or other payment obligations calculated by the Required Consenting Banks, in their reasonable discretion, exceed or are reasonably expected to exceed $15 million on an aggregate basis.

10. (a) The Employment Agreements and Severance Agreements (including any additions, deletions, and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion; (b) the Specified Employee Plans (as defined in the Restructuring Term Sheet) (including any additions, deletions and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion; (c) the Indemnification Provisions (including any additions, deletions, and/or modifications made thereto) are reasonably satisfactory to the Required Consenting Noteholders; and (d) the D&O Insurance Policies and fiduciary liability insurance policies (including any additions, deletions, and/or modifications made thereto) are acceptable to the Required Consenting Noteholders in their sole discretion.

11. The Appalachia Sale shall have closed immediately prior to the Effective Date.

12. The Debtors shall have resolved issues related to the provision of additional collateral to BOEM on terms acceptable to the Required Consenting Noteholders and the Required Consenting Banks.

C. Waiver of Conditions

Each of the conditions to Confirmation and to Consummation set forth in this Article IX may be waived with the consent of the Debtors, the Required Consenting Noteholders and the Required Consenting Banks without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided, however, the Debtors, the Required Consenting Noteholders and the Required Consenting Banks, as applicable, shall only have the right to waive any such conditions to the extent such party has the right to consent to the satisfaction of such condition.

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D. Effect of Nonoccurrence of Conditions

If the Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B. Releases by the Debtors

To the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including, without limitation, the service of the Released Parties to facilitate the expeditious reorganization of the Debtors, the implementation of the restructuring contemplated by the Plan, and the waiver of certain Claims of certain of the Released Parties against the Debtors, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to any act, omission, transaction event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing “Debtor Releases” shall not operate to waive or release any Causes of Action of any Debtor: (1) against a Released Party arising from any contractual obligations owed to the Debtors that are pursuant to an Executory Contract that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Debtor Releases” set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan with respect to the Debtors, the Reorganized Debtors or the Estates.

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C. Releases by Holders of Claims and Interests

To the extent permitted by applicable law and approved by the Bankruptcy Court, as of the Effective Date, each Holder of (a) a Claim who does not elect the Release Opt-Out on its Ballot, or (b) an Interest who receives distributions under this Plan and does not submit a valid Release Opt-Out by the Release Opt-Out Deadline, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing release shall not operate to waive or release any Causes of Action of any Releasing Party: (1) against a Released Party arising from any contractual obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan.

D. Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal conduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

E. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (2) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

F. Injunction

Except as otherwise expressly provided in the Plan or related documents, or for obligations issued pursuant to the Plan, from and after the Effective Date, all Releasing Parties are permanently enjoined from taking any of the following actions against the Debtors or the Reorganized Debtors: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on

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account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or the Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or the Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will: (a) waive all Claims against the Debtors, the Reorganized Debtors and the Estates related to such action and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

G. Setoffs

Except with respect to Prepetition Notes Claims or as otherwise expressly provided for in the Plan, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or an Interest, may set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Interest (before any distribution is made on account of such Allowed Claim or Allowed Interest), any claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Allowed Interest, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any claim, right or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date.

H. Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

I. Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date.

ARTICLE XI.

BINDING NATURE OF PLAN

THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

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ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to Causes of Action;

7. adjudicate, decide or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. adjudicate, decide or resolve any and all matters related to the Appalachia Sale Agreement;

10. enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code, including, without limitation, any order approving the Appalachia Sale;

11. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

12. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

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13. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

14. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VII;

15. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

16. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

17. enter an order or final decree concluding or closing the Chapter 11 Cases;

18. adjudicate any and all disputes arising from or relating to distributions under the Plan;

19. consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

20. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

21. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

22. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

23. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

24. enforce all orders previously entered by the Bankruptcy Court; and

25. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A. Modifications and Amendments

Subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and with the consent of the Required Consenting Noteholders and the Required Consenting Banks, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors, with the consent of the Required Consenting Noteholders and the Required Consenting Banks, or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

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B. Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan

Subject to the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and to File subsequent chapter 11 plans, in each case solely if the Restructuring Support Agreement has been terminated in accordance with its terms. If the Debtors revoke or withdraw this Plan subject to the terms hereof and the Restructuring Support Agreement, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

D. Substantial Consummation of the Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A. Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

B. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

C. Further Assurances

For the avoidance of doubt, the Debtors, the Reorganized Debtors, the Consenting Banks, and the Consenting Noteholders shall not violate, and shall otherwise comply, with the Restructuring Support Agreement in all respects, including with respect to the implementation of the Plan and the Effective Date. The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

(37)

D. Payment of Fees and Expenses

Prior to or as of the Effective Date, the Debtors shall promptly pay in Cash in full any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees and Prepetition Banks’ Advisors Fees for which the Debtors have received invoices or estimates prior to the Effective Date.

E. Service of Documents

Any pleading, notice or other document required by this Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Stone Energy Corporation

625 East Kaliste Saloom Rd

Lafayette, LA. 70508

Attn:   Lisa S. Jaubert

           Kenneth H. Beer

Direct Dial: (337) 521-2278

Fax: (337) 521-9916

Email: JaubertLS@StoneEnergy.com

           BeerKH@StoneEnergy.com

with copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attn:   David S. Heller

           Josef S. Athanas

           Caroline A. Reckler

           Matthew L. Warren

Direct Dial: (312) 876-7700

Fax: (312) 993-9767

Email: david.heller@lw.com

            josef.athanas@lw.com

            caroline.reckler@lw.com

            matthew.warren@lw.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn:   Michael S. Stamer

           Meredith A. Lahaie

Direct Dial: (212) 872-1000

Fax: (212) 872-1002

Email: mstamer@akingump.com

            mlahaie@akingump.com

and

O’Melveny & Myers, LLP

Times Square Tower

7 Times Square

(38)

New York, NY 10036

Attn:   George Davis,

           Suzzanne Uhland

           Michael F. Lotito

Direct Dial:    (212) 326-2000

Fax: (212) 326-2061

E-Mail: gdavis@omm.com;

              suhland@omm.com

              mlotito@omm.com

F. Dissolution of Committee

On the Effective Date, the Committee(s), if any, shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except for purposes of filing applications for Professional compensation in accordance with Article II.A.2 of this Plan.

G. Nonseverability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors; provided, further, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

H. Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date shall be returned to the Reorganized Debtors within twenty (20) days after the Effective Date, without deduction or offset of any kind.

I. Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J. Entire Agreement

Except as otherwise indicated herein and except for the terms and conditions of the Restructuring Support Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

(39)

K. Exhibits

All exhibits hereto are incorporated into and are a part of the Plan as if set forth in full in the Plan. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

M. Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N. Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control. In the event of a conflict between any provision of the Plan and the Confirmation Order, the Confirmation Order shall govern and control.

O. Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

P. Tax Reporting and Compliance

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

(40)

Dated: December 14, 2016

Respectfully submitted,

STONE ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE , L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, its sole member

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, it sole member

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

(41)

Schedule 1

Stone Energy Corporation

Stone Energy Offshore, L.L.C.

Stone Energy Holding, L.L.C.